PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 18, 2022)	Registration No. 333-260835
903,072,352 Shares of Class A Common Stock
8,900,000 Warrants to Purchase Shares of Class A Common Stock
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 18, 2022 (the “Prospectus”), related to: (1) the issuance and sale by us of an aggregate of (i) 234,560,193 shares of our Class A common stock, par value $0.00001 per share (“Class A Common Stock”), issuable by us upon conversion of our Class B common stock, par value $0.00001 per share (“Class B Common Stock”), held by certain of our stockholders (the “Non-Affiliate Conversion Stock”), (ii) 425,722 shares of Class A Common Stock issuable upon the exercise of certain outstanding options to purchase Class A Common Stock held by individuals who terminated their employment with Aurora Innovation, Inc. prior to the closing of the business combination among Reinvent Technology Partners Y (“RTPY”), Aurora Innovation Holdings, Inc. (formerly Aurora Innovation, Inc.) and RTPY Merger Sub Inc. (the “Former Employee Options”) and (iii) 12,218,750 shares of Class A Common Stock issuable upon the exercise of 12,218,750 warrants, exercisable on December 3, 2021, at a price of $11.50 per share (the “Public Warrants”), (2) the issuance and resale of (i) 246,547,784 shares of Class A Common Stock issuable by us upon conversion of the Class B Common Stock held by certain of our stockholders the (“Affiliate Conversion Stock”), (ii) 951,098 shares of Class A Common Stock issuable upon the exercise of certain outstanding options to purchase Class A Common Stock (the “Affiliate Options”) and vesting of certain restricted stock units for Class A Common Stock held by certain of our affiliates and their affiliated entities (the “Affiliate RSUs” and together with the Affiliate Options, the “Affiliate Equity Stock”) and (iii) 8,900,000 shares of Class A Common Stock issuable upon the exercise of 8,900,000 warrants (the “Private Placement Warrants”) to purchase shares of Class A Common Stock purchased in a private placement in connection with RTPY’s initial public offering of units, consummated on March 18, 2020 (the “RTPY IPO”), and (3) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 4,029,344 shares of Class A Common Stock beneficially owned by certain of our affiliates (the “Affiliate Class A Stock”), (ii) 6,883,086 shares of Class A Common Stock beneficially owned by Reinvent Sponsor Y LLC (the “Sponsor Stock”), (iii) 100,000,000 shares of Class A Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE Subscription Agreements (the “PIPE Shares”), (iv) 288,556,375 shares of Class A Common Stock beneficially owned by certain stockholders who have been granted registration rights (the “Registration Rights Shares”) and (v) 8,900,000 Private Placement Warrants purchased by the Sponsor in connection with the RTPY IPO, with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “AUR,” and the Public Warrants are listed on Nasdaq under the symbol “AUROW.” On May 23, 2022, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $3.50 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.7705 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 23, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 20, 2022
AURORA INNOVATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40216	98-1562265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1654 Smallman St, Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip Code)
(888) 583-9506
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	AUR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	AUROW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 20, 2022, Aurora Innovation, Inc. (the "Company") held its 2022 Annual Meeting of Stockholders (the “Meeting”). The Company’s stockholders voted on two proposals at the Meeting, each of which is described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission on April 7, 2022. Holders of the Company’s Class A common stock were entitled to one vote for each share held as of the close of business on March 29, 2022 (the “Record Date”) and holders of the Company’s Class B common stock were entitled to ten votes for each share held as of the close of business on the Record Date. The Class A Common Stock and Class B Common Stock voted as a single class on all matters. Present at the Meeting in person or by proxy were holders of 877,927,701 shares of Class A common stock and Class B common stock, together representing a total of 4,360,356,417 votes, or more than 79% of the eligible votes as of the Record Date, and constituting a quorum. The final results with respect to each such proposal are set forth below:

Proposal 1 - Election of Directors.

The stockholders elected each of the two persons named below as Class I directors to serve until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified. The results of such vote were:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Chris Urmson	4,327,035,867	6,982,003	26,338,547
Sterling Anderson	4,325,962,647	8,055,223	26,338,547

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm.

The stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The results of such vote were:

For	Against	Abstain
4,359,728,697	145,008	482,712

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: May 23, 2022

AURORA INNOVATION, INC.

By:	/s/ Richard Tame
Name:	Richard Tame
Title:	Chief Financial Officer